Exhibit 99.1

The B2 Fighting Series Gets Set for Another Hard-Hitting MMA METAVERSE Spectacular, Live from the Aquarium Casino in Decentraland on Saturday May 7

B2FS 160 Live from Georgia & Vegas City, as well as Streaming on Apple TV, Amazon Fire TV, and PPV

TAMPA, FL, April 14, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that B2FS 160, which will take place IRL (in real life) on May 7 in Duluth, Georgia, will also take place live in the Metaverse at the Aquarium Casino in the Vegas City district in Decentraland (-140,127). The Company will continue to distribute its bespoke non-fungible tokens (“NFTs”) as were seen at the virtual B2FS 153 event wearing the Company’s digital “B2 Fighter” avatar body design NFT wearable.

As usual, the event will also be broadcast live on Pay-Per-View and over the B2 Fighting Series (“B2FS”) apps on Amazon Fire TV and Apple TV. The event can be accessed in the Metaverse at the Aquarium Casino by registering & creating your avatar at www.theaquariumcasino.com

“2022 has gotten off to a tremendous start, and our emergence as a leading combat sports brand in the metaverse is one of the keys to that growing success,” stated Greg P. Bell, Chairman & CEO of B2 Digital. “We continue to embrace opportunities for technological adaptation where it gives us a competitive edge in both our live event and fitness training segments. And we believe the metaverse is an enormous first-mover opportunity that has the potential to drive game-changing results for B2, our fighters, our fans, and our shareholders. May 7 is going to be a great night!”

B2FS 160 will be the second crossover event executed by the partnership between the B2 Fighting Series and Metaskins Studios SAS (“Metaskins”). Metaskins will also continue to more broadly promote the “B2 Digital” and “B2 Fighting Series” brands within the metaverse, helping B2 Digital access a massive untapped audience of digitally native fans through the Metaskins’ Decentraland networks and metaverse-centered promotional strategies.

David Cummings, Co-Founder of Metaskins, stated, “We value our partnership with B2 Digital and the B2 Fighting Series. The B2 team has been tremendous to work with, and we couldn’t be more excited to work with them to make B2FS 160 a spectacular success. B2FS 153 in March was a huge success highlighted by some unbelievable fights, and we look forward to another great night in May.”

The Company will offer additional NFTs at upcoming events, including branded digital goods, fight video clip NFTs, and other high-impact digital marketing strategies to be introduced over coming months in partnership with Metaskins.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

1

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

2